UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                           THE NEW YORK TIMES COMPANY
        ________________________________________________________________
                                (Name of Issuer)


                             Class A Common Stock
        ________________________________________________________________
                         (Title of Class of Securities)


                                   650111107
                         _____________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement . (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                      13G
CUSIP No. 650111107                                    Page 2 of 5 Pages

_____________________________________________________________________________

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Robert A. Lawrence   ###-##-####
_____________________________________________________________________________

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)  [___]
                                                       (b)  [___]
_____________________________________________________________________________

3.   SEC USE ONLY

_____________________________________________________________________________

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
_____________________________________________________________________________

                5.   SOLE VOTING POWER

                          18,998
                _____________________________________________________________
NUMBER OF       6.   SHARED VOTING POWER
  SHARES
BENEFICIALLY              None
 OWNED BY       _____________________________________________________________
   EACH         7.   SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                  18,998
   WITH         _____________________________________________________________
                8.   SHARED DISPOSITIVE POWER

                          None
_____________________________________________________________________________

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          18,998
_____________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [___]

_____________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                          0.0%
_____________________________________________________________________________

12.  TYPE OF REPORTING PERSON*

                          IN
_____________________________________________________________________________
                              *SEE INSTRUCTIONS BEFORE FILLING OUT!


Item   1(a)      Name of Issuer:
                      The New York Times Company

       2(b)      Address of Issuer's Principal Executive Offices:
                      229 West 43rd Street
                      New York, NY  10036

Item   2(a)      Name of Person Filing:
                      Robert A. Lawrence

       2(b)      Address of Principal Business Office, or if none, Residence:
                      50 Congress Street
                      Boston, MA  02109

       2(c)      Citizenship:
                      United States of America

       2(d)      Title of Class of Securities:
                      Class A Common Stock, $.10 par value

       2(e)      CUSIP Number:
                      650111107

Item 3           If this statement is filed pursuant to Rules 13d-1(b) or 13d-
                 2(b):
                      Not applicable

Item   4(a)      Amount beneficially owned:

                      18,998 shares

       4(b)      Percent of Class:  0.0%

       4(c)      Number of shares as to which such person has:

                 (i)      Sole power to vote or to direct the vote:
                                    18,998 shares

                 (ii)     Shared power to vote or to direct the vote:
                                     None

                 (iii)    Sole power to dispose or to direct the disposition of:
                                    18,998 shares

                 (iv) Shared power to dispose or to direct the disposition of:
                                     None


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Item 5          Ownership of Five Percent or less of a Class:

                On January 16, 1996, all shares of Class A Common Stock formerly held in the Jordan Voting Trust were distributed to the beneficiaries. Mr. Lawrence therefore is no longer the beneficial owner of more than 5% of the Class A Common Stock.

Item 6          Ownership of more than Five Percent on behalf of another person:
                                  Not Applicable

Item 7 Identification and Classification of the Subsidiary which acquired the security being reported on by the parent holding company:
                                  Not Applicable

Item 8          Identification and Classification of members of the group:
                                  Not Applicable

Item 9          Notice of dissolution of group:
                                  Not Applicable

Item 10         Certification:
                                  Not Applicable


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    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 26, 1996


                                      /s/ Robert A. Lawrence
                                      __________________________________
                                      Robert A. Lawrence

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